Exhibit 10.72

INTELLECTUAL PROPERTY ASSIGNMENT AND
LICENSE TERMINATION AGREEMENT

This Intellectual Property Assignment and License Termination Agreement (the “Agreement”), effective as of March 6, 2009 (“Effective Date”), is by and between SARcode Corporation, a Delaware corporation having its principal place of business at 343 Sansome Street, Suite 505, San Francisco, CA 94104 (“SARcode”), and Sunesis  Pharmaceuticals, Inc., a Delaware corporation having its principal place of business at 395 Oyster Point Boulevard, Suite 400, South San Francisco, CA 94080 (“Sunesis”).

BACKGROUND

A.           SARcode and Sunesis entered into a license agreement dated March 30, 2006, as amended on December 4, 2006 (the “License Agreement”), pursuant to which SARcode obtained from Sunesis an exclusive license to certain patents, know-how, and other intellectual property owned or controlled by Sunesis related to certain small molecule LFA-1 antagonists (as further defined below, the “Sunesis LFA-1 Intellectual Property”); and

B.           SARcode now desires to acquire, and Sunesis wishes to sell and transfer to SARcode, the Sunesis LFA-1 Intellectual Property, on the terms and conditions set forth in this Agreement.

C.           In conjunction with such sale and acquisition of the Sunesis LFA-1 Intellectual Property, SARcode and Sunesis wish to terminate the License Agreement, on the terms and conditions set forth in this Agreement.

Now Therefore, in consideration of the foregoing premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

For the purposes of this Agreement, the following terms when used with initial capital letters shall have the respective meanings set forth below:

1.1           “Affiliate” of a Party means any person, corporation, joint venture or other business entity which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Party, as the case may be.  As used in this Section 1.1, “control” means: (a) to possess, directly or indirectly, the power to affirmatively direct the management and policies of such person, corporation, joint venture or other business entity, whether through ownership of voting securities or by contract relating to voting rights or corporate governance; or (b) direct or indirect beneficial ownership of fifty percent (50%) or more of the voting share capital in such person, corporation, joint venture or other business entity.

1.2           “Control” (including any variations such as “Controlled” and “Controlling”), in the context of intellectual property rights, means the rights or power to disclose, assign or grant the applicable license or sublicense, as applicable, under this Agreement, without violating the terms of any written agreement or other written arrangement with any Third Party under which the party disclosing, assigning or granting such rights first acquired such intellectual property.

1.3           “Encumbrances” means any security interest, pledge, mortgage, lien, charge, adverse claim, interest or encumbrance of any kind or nature whatsoever, including any license or restriction on use, transfer, disclosure or receipt of income.

1.4           “Generally Applicable Sunesis LFA-1 Know-How” means any Sunesis LFA-1 Know-How to the extent that such Know-How: (a) is generally applicable to the discovery of novel compounds and not primarily specifically applicable to the discovery of any LFA-1 Antagonist; and (b) is necessary or reasonably useful in connection with the research, development, manufacture, or commercialization of products other than Products by Sunesis, its successors, permitted assignees and/or collaboration partners.

1.5           “Know-How” means information and tangible materials, including: (a) inventions, discoveries, ideas, improvements, or trade secrets; (b) methods, databases, tests, assays, formulas, procedures, processes, techniques and data, including pre-clinical data and clinical data (including investigator reports, statistical analyses, expert opinions and reports, safety and other electronic databases) and chemical, pharmacological and toxicological data, as well as technical information and manufacturing information and descriptions; (c) pharmaceutical, chemical and biological materials, products and compositions of matter; and (d) other know-how and technology.

1.6           “LFA-1” means that certain naturally occurring protein known as LFA-1, as described in Proc. Nat’l Acad. Sci., Jul;78(7):4535-9,  “Lymphocyte function-associated antigen 1 (LFA-1): a surface antigen distinct from Lyt-2,3 that participates in T lymphocyte-mediated killing,” Davignon D, Martz E, Reynolds T, Kurzinger K, Springer TA.

1.7           “LFA-1 Antagonist” means a small molecule that inhibits the activity of LFA-1.  For such purposes, any “small molecule” means a synthetic chemical compound with a molecular weight less than 1000 Daltons and to “inhibit” LFA-1 means a compound meets the inhibition criteria described in Exhibit 1.7 hereto; provided, however that a compound that meets the criteria in Exhibit 1.7 shall nonetheless not be deemed an LFA-1 Antagonist if in fact its primary therapeutic mechanism of action is by a means other than inhibition of LFA-1.

1.8           “LFA-1 Compound” means any compound the composition of matter of which is covered by a claim within the Sunesis LFA-1 Patents.

1.9          “LFA-1 Records” means all books, records, files, documents, written and other tangible materials, documentation, databases and correspondence (including, in each case, in electronic form to the extent the same exist in electronic form) pertaining to or embodying any of the Sunesis LFA-1 Patents and/or Sunesis LFA-1 Know-How, to the extent available to Sunesis from its server storage, its corporate database (known internally at Sunesis as the RS3 database), legal files, other corporate records, laboratory notebooks and other research records, including: (a) all records with respect to supply sources; (b) all pre-clinical, research, and process development data, results, and reports relating to LFA-1 or of any materials used in the discovery, research, and development of LFA-1 and/or any LFA-1 Compounds; (b) all laboratory notebooks and associated materials solely to the extent that they relate to LFA-1 and/or any LFA-1 Compounds or to the biological, physiological, mechanical, or other properties or compositions of any of the foregoing; (c) all invention disclosures, patent applications and other documents pertaining to the Sunesis LFA-1 Patents and/or other Sunesis LFA-1 Intellectual Property (including, subject to Section 2.2(d), any memoranda and legal opinions and other legal advice regarding the patentability of any inventions claimed or disclosed in the Sunesis LFA-1 Patents and/or any of the Sunesis LFA-1 Know-How, collectively, “LFA-1 Legal Records”) that would be necessary or useful in prosecuting, maintaining, and enforcing any of the Sunesis LFA-1 Patents; and (d) all written communications to and from the patent office in any jurisdiction pertaining to any of the Sunesis LFA-1 Patents, including all office actions, responses to office actions, notices of allowance, notices of issuance and certificates with respect to any of the Sunesis LFA-1 Patents.  The LFA-1 Records include, without limitation, those items identified in Exhibit 1.9.

1.10        “Liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, or determined or determinable, including those arising under: (a) any applicable law, rule or regulation; (b) any order, writ, judgment, decree or award entered with or by any governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body; and (c) any contract, agreement, arrangement, commitment or undertaking.

1.11        “Party” means SARcode and Sunesis, individually; and “Parties” means SARcode and Sunesis, collectively.

1.12        “Patent” means any patents and patent applications, together with all additions, divisions, continuations, continuations-in-part, substitutions, reissues, re-examinations, extensions, registrations, patent term extensions, supplemental protection certificates, renewals, and the like with respect to any of the foregoing.

1.13        “Permitted Encumbrances” means: (a) the security interest granted by SARcode to Sunesis pursuant to Section 6.2(b) of the License Agreement and Section 9.8 of each of the Promissory Notes; and (b) the license granted by SARcode to Sunesis under the Generally Applicable Sunesis LFA-1 Know-How pursuant to Section 2.4(b) of this Agreement and any sublicenses granted by Sunesis under and in accordance with such license.

1.14        “Product” means any pharmaceutical preparation which incorporates an LFA-1 Compound or other LFA-1 Antagonist as an active ingredient.

1.15        “Sunesis LFA-1 Intellectual Property” means Sunesis LFA-1 Patents and Sunesis LFA-1 Know-How.

1.16        “Sunesis LFA-1 Know-How” means (a) all Know-How relating to the development or commercialization of any Product, including the Know-How set out on Exhibit 1.16 attached to this Agreement, that was licensed to SARcode by Sunesis pursuant to the License Agreement; and (b) all other Know-How, if any, owned or Controlled by Sunesis as of the Effective Date and that relates directly to the development or commercialization of any LFA-1 Antagonist or any Product; including, in the case of each of paragraphs (a) and (b), all intellectual property rights therein.

1.17        “Sunesis LFA-1 Patents” means all Patents in any country of the world that are identified in Exhibit 1.17 attached to this Agreement, together with all additions, divisions, continuations, continuations-in-part, substitutions, reissues, re-examinations, extensions, registrations, patent term extensions, supplemental protection certificates, renewals, and the like with respect to any of the foregoing.

1.18        “Third Party” means any person, corporation, joint venture or other business entity, other than Sunesis, SARcode and their respective Affiliates.

ARTICLE 2

ASSIGNMENT AND DELIVERY

2.1          Assignment.  As of the Effective Date, and upon the terms and conditions set forth in this Agreement, Sunesis hereby irrevocably sells, assigns, conveys, and transfers to SARcode, and SARcode hereby acquires from Sunesis, free and clear of any Encumbrances (other than the Permitted Encumbrances), all right, title, and interest in, to and under the following assets (collectively, the “Transferred Assets”):

(a)           the Sunesis LFA-1 Know-How;

(b)           the Sunesis LFA-1 Patents;

(c)           the LFA-1 Records; and

(d)           together with all income, damages, royalties, and payments due or payable as of the Effective Date (other than any payments that have accrued but not been paid by SARcode to Sunesis under the License Agreement as of the Effective Date) or thereafter relating to the Sunesis LFA-1 Intellectual Property (including damages and payments for past or future infringements or misappropriations thereof), remedies against infringements or misappropriations of any of the Sunesis LFA-1 Intellectual Property (including the right to sue and recover damages for any past infringement or misappropriations thereof) and any and all other rights that now or hereafter may arise or be secured under the laws of any jurisdiction, with respect to any item within paragraphs (a) through (d) above.

The transfer of the Transferred Assets pursuant to this Agreement includes the assumption of all Liabilities related to the Transferred Assets that arise after the Effective Date, and shall not include the assumption of any Liability related to any Transferred Asset that is existing as of the Effective Date or that arose prior to the Effective Date (including payment that became due).  The preceding sentence is not intended to limit: (A) any remedy of SARcode as a result of any breach of any representation or warranty of Sunesis made or undertaken in Section 6.1 or Section 6.2 below; (B) the Parties’ respective indemnification obligations pursuant to Section 8.4 below; nor (C) any surviving indemnification obligations of either Party under the License Agreement pursuant to Section 3.1 below with respect to any matters existing as of or occurring prior to the Effective Date.

2.2           Delivery.

(a)           Promptly following the Effective Date, and in no event later than forty-five (45) days after the Effective Date, Sunesis shall deliver to SARcode all LFA-1 Records and all other physical embodiments of the Sunesis LFA-1 Know-How in accordance with Section 2.1(a) above; provided that the delivery of any LFA-1 Legal Records shall be subject to Section 2.2(d) below and any LFA-1 Records contained within Mixed Original Records (as further defined in Section 2.3(a) below) shall be handled in accordance with Section 2.3 below.

(b)           Sunesis agrees to make its personnel reasonably available by telephone to answer questions regarding the Sunesis LFA-1 Intellectual Property for a period of ninety (90) days following the Effective Date.  In addition, in the case of former employees and contractors of Sunesis, Sunesis agrees to use reasonable efforts to locate personnel who may be able to provide further assistance to SARcode in understanding, utilizing and assimilating the Sunesis LFA-1 Intellectual Property.

(c)           If, within twelve (12) months after the transfer and delivery of the LFA-1 Records and other physical embodiments of the Sunesis LFA-1 Know-How in accordance with this Section 2.2, SARcode identifies specific items within such LFA-1 Records and/or Sunesis  LFA-1 Know-How that were not delivered to SARcode, Sunesis shall use all reasonable efforts to deliver such items to SARcode promptly following SARcode’s written request for such items.  After the expiration of such twelve (12) month period, if SARcode identifies specific items within such LFA-1 Records and/or Sunesis LFA-1 Know-How that were not delivered to SARcode and SARcode would be materially impeded with respect to the development or commercialization of any LFA-1 Antagonist or Product by not having such item, Sunesis shall use reasonable efforts to deliver such items to SARcode as soon as practicable following SARcode’s written request for such items.  It is understood that, if any such items requested by SARcode pursuant to this Section 2.2(c) are LFA-1 Legal Records or included in the Mixed Original Records, Sunesis shall deliver to SARcode copies of the same in the same manner as described in Section 2.2(d) or Section 2.3(a) below, respectively.  This Section 2.2(c) shall constitute Sunesis’ sole liability and SARcode’s sole remedy for any failure of Sunesis to deliver LFA-1 Records and/or Sunesis LFA-1 Know-How in accordance with the timing set forth in Section 2.2(a), provided that such failure was not the result of Sunesis’ negligence or willful misconduct.  For clarity, nothing in the preceding sentence is intended to limit: (i) Sunesis’ obligations to assign and transfer to SARcode the LFA-1 Records and and/or Sunesis LFA-1 Know-How in accordance with Section 2.1(a) above, nor any remedies of SARcode in the event that Sunesis does so fail to assign and transfer the same to SARcode; (ii) Sunesis’ obligations and SARcode’s rights with respect to the Mixed Original Records under Sections 2.3(b) and 2.3(c) below; nor (iii) any obligations of Sunesis and/or any rights of SARcode pursuant to Section 5.1 below.

(d)           With respect to any LFA-1 Legal Records, if the delivery of any such LFA-1 Legal Records by Sunesis to SARcode would be reasonably likely to result in a loss of Sunesis’ attorney-client privilege with respect to such records or any limitation on either Party’s ability to claim attorney-client privilege therein, then the Parties shall discuss in good faith any additional terms upon which such records will be delivered by Sunesis to SARcode to protect against such loss or limitation of attorney-client privilege, such as the execution of a reasonable common interest agreement mutually acceptable to the Parties or the like.

2.3           Mixed Original Records.

(a)           The Parties acknowledge and agree that, notwithstanding Section 2.1(c) above, the physical possession of certain records included in the LFA-1 Records may not be able to be delivered to SARcode because: (i) such records contain information pertaining to or embodying any Sunesis LFA-1 Know-How and/or Sunesis LFA-1 Patents and to other programs conducted by Sunesis (including any such programs conducted by Sunesis in collaboration with a Third Party); and/or (ii) it is a laboratory notebook or it is otherwise essential that the physical integrity of such records be maintained (collectively, “Mixed Original Records”).  Sunesis shall provide SARcode with: (A) a complete inventory of all Mixed Original Records promptly following the Effective Date, and in no event later than forty-five (45) days following the Effective Date; and (B) copies (including in electronic form, to the extent such items exist in electronic form) of such Mixed Original Records (subject to redaction of any information unrelated to any of the Sunesis LFA-1 Know-How and/or Sunesis LFA-1 Patents) within ninety (90) days following the Effective Date.

(b)           On and from the Effective Date, Sunesis shall use all reasonable efforts to continue to safely store and maintain the integrity of the Mixed Original Records and Sunesis shall not destroy or otherwise dispose of any such records without first complying with the procedures identified in Section 2.3(c) below.

(c)           To the extent that Sunesis at any time after the Effective Date wishes to destroy or otherwise dispose of any Mixed Original Records, Sunesis shall notify SARcode in writing at least sixty (60) days prior to the date of such intended destruction or disposal and shall provide SARcode with an opportunity to review and have access to such Mixed Original Records and, to the extent that SARcode indicates that it wishes to obtain physical possession of such records, Sunesis will promptly deliver the same to SARcode, in each case subject to redaction of any information unrelated to any of the Sunesis LFA-1 Know-How and/or Sunesis LFA-1 Patents.  To the extent that it is not reasonably practicable for Sunesis to redact from such Mixed Original Records all Third Party information (or information with respect to which Sunesis has confidentiality obligations imposed by a written agreement with a Third Party) that is unrelated to any of the Sunesis LFA-1 Know-How and/or Sunesis LFA-1 Patents, SARcode’s review or taking possession of such Mixed Original Records under this Section 2.3 shall be contingent upon SARcode entering into an appropriate confidentiality agreement that reasonably addresses any written confidentiality obligations imposed by such Third Party on Sunesis with respect to relevant Mixed Original Records.

2.4           License Grants.

(a)           License to SARcode.  Subject to the terms and conditions of this Agreement, Sunesis hereby grants to SARcode a non-exclusive, sublicensable, worldwide, royalty-free, fully-paid up and irrevocable right and license under any and all Patents Controlled by Sunesis or its Affiliates as of the Effective Date that cover the development, manufacture, use, sale, importation or other exploitation of any Product in order to research, develop, make, have made, use, offer for sale, sell, import and otherwise exploit Products.

(b)           License to Sunesis. Subject to the terms and conditions of this Agreement, SARcode hereby grants to Sunesis a non-exclusive, sublicensable, worldwide, royalty-free, fully paid, and irrevocable right and license, under the Generally Applicable Sunesis LFA-1 Know-How to research, develop, make, have made, use, offer for sale, sell, import and otherwise exploit products other than Products by Sunesis, its successors, permitted assignees and/or collaboration partners.

ARTICLE 3

TERMINATION OF LICENSE AGREEMENT

3.1          Termination of License Agreement.  Effective as of the Effective Date, notwithstanding the provisions set forth in the License Agreement, SARcode and Sunesis agree that the License Agreement shall be, and is hereby, terminated.  SARcode and Sunesis further agree that, the survival provisions set forth in Article 11 of the License Agreement are hereby amended, such that only the following provisions of the License Agreement shall survive termination:

(a)           Article 9, it being understood, however, that the Sunesis LFA-1 Know-How and LFA-1 Records shall as of the Effective Date no longer be Proprietary Information of Sunesis and Sunesis’ use and disclosure of the Sunesis LFA-1 Know-How (including the Generally Applicable Sunesis LFA-1 Know-How) and LFA-1 Records following the Effective Date shall be governed solely by Section 7.1 of this Agreement;

(b)           Sections 13.1, 13.2 and 13.3 (but only to the extent necessary to cover the performance of each Party under the License Agreement up to and including the termination of the License Agreement);

(c)           Section 14.5 and 14.7; and

(d)           any definition of capitalized terms that are used in any of the foregoing Articles and/or Sections, whether such capitalized terms are defined in Article 1 or any other provision of the License Agreement.

For the avoidance of doubt, all payment and reporting obligations of SARcode under the License Agreement (including pursuant to Sections 5.3, 6.3, 6.4, 7.1 and 8.1 of such agreement) shall terminate and be of no further force or effect as of the Effective Date.

3.2           Promissory Notes.

(a)           Concurrently with the termination of the License Agreement, SARcode and Sunesis shall amend and restate each promissory note issued by SARcode to Sunesis pursuant to Section 6.2 of the License Agreement (each, a “Promissory Note,” and collectively, the “Promissory Notes”) and each such amended and restated Promissory Note shall be substantially the same as the form of secured convertible promissory attached as Exhibit 3.2 to this Agreement.

(b)           Notwithstanding termination of the License Agreement pursuant to Section 3.1 above or the amendment and restatement of the Promissory Notes pursuant to Section 3.2(a) above, each of Sunesis and SARcode hereby acknowledge and agree that neither the termination of the License Agreement nor the amendment and restatement of the Promissory Notes triggers an acceleration of a payment obligation of SARcode or any event of default or penalty on the part of SARcode under the Promissory Notes, including pursuant to the provision contained in clause (e)(ii) of Section 5 - “Acceleration” of each Promissory Note prior to the amendment and restatement of the same.

ARTICLE 4

CONSIDERATION

4.1           Fee.  As consideration for the Transferred Assets and the rights granted by Sunesis to SARcode under this Agreement, SARcode will pay Sunesis a one-time payment in the amount of Two Million Dollars (US$2,000,000), which amount shall be payable by wire transfer in immediately available funds into an account designated by Sunesis in two installments as follows:

(a)           One Million Eight Hundred Thousand Dollars (US$1,800,000) on the Effective Date; and

(b)           Two Hundred Thousand Dollars (US$200,000) within ten (10) days after the delivery by Sunesis of all of the LFA-1 Records (including copies of the relevant Mixed Original Records) and other physical embodiments of the Sunesis LFA-1 Know-How in accordance with Sections 2.2(a) and 2.3(a) above and the assignments pursuant to Section 5.1(c) below.

4.2           Taxes.  Sunesis will be responsible for, and will indemnify SARcode against, any and all taxes incurred in connection with the acquisition of the Transferred Assets by SARcode.

ARTICLE 5

COOPERATION AND ASSISTANCE

5.1           Cooperation and Assistance.  It is understood that on and from the Effective Date, SARcode, as assignee, shall have the sole right to control, at its cost and in its discretion, the prosecution and maintenance of Patents within the Sunesis LFA-1 Intellectual Property (including any Sunesis LFA-1 Patents and any Patent filed by SARcode claiming any Sunesis LFA-1 Know-How and/or any other Sunesis LFA-1 Intellectual Property) (“Assigned Patents”) in all jurisdictions, using patent counsel of SARcode’s choice.

(a)           Sunesis shall provide to SARcode, and/or its designee, as reasonably requested by SARcode and at SARcode’s expense (including reasonable attorney’s fees and other reasonable legal expenses), full cooperation and assistance (including the execution and delivery of any and all affidavits, declarations, oaths, exhibits, assignments, powers of attorney, or other documentation as may be reasonably required): (i) in order to allow SARcode to apply for, register, obtain, maintain, defend, and enforce the Assigned Patents and/or its rights therein, in any and all countries; (ii) in connection with the prosecution or defense of any interference, opposition, re-examination, reissue, infringement, declaratory judgment, or other judicial or legal administrative proceedings that may arise in connection with any such Assigned Patents (including the validity and/or enforceability thereof) and/or any other Sunesis LFA-1 Intellectual Property (including testifying as to any facts, production of any documents, responses to any requests or demands relating to any such Assigned Patents and/or any other Sunesis LFA-1 Intellectual Property); and/or (iii) in order to perfect the delivery, assignment, and conveyance to SARcode, its successors, assigns, and nominees, of the entire right, title, and interest in and to all Sunesis LFA-1 Intellectual Property.  In addition, Sunesis shall use all reasonable efforts to cause its relevant current and/or former employees and/or contractors to cooperate with and assist SARcode (and/or its designee) in connection with each of the matters described in this Section 5.1(a) on substantially similar terms.

(b)           Without limiting Section 5.1(a) above, Sunesis agrees that, if SARcode (and/or its designee) is unable to secure the signature of Sunesis, or any of its relevant current or former employees and/or contractors after using reasonable efforts to do so (including providing written notice to Sunesis or such employee or contractor, as applicable), that SARcode may deem reasonably necessary or useful in order allow SARcode to apply for, register, obtain, maintain, defend, and enforce the Assigned Patents and/or its rights therein or to conduct any of the other activities described in Section 5.1(a) above, then Sunesis hereby irrevocably designates and appoints SARcode and its duly authorized officers and agents as Sunesis’ agent and attorney-in-fact, to act for and on Sunesis’ behalf to execute and file any papers and oaths and to do all other lawfully permitted acts with respect to such rights (including the authority to exercise any grant of agency or power of attorney that Sunesis may hold or have been granted, including by Sunesis’ relevant current or former employees and/or contractors) to further the prosecution, issuance, maintenance and enforcement of such Assigned Patents and other Sunesis LFA-1 Intellectual Property with the same legal force and effect as if executed by Sunesis or such employee or contractor, as applicable. This power of attorney shall be deemed coupled with an interest, and shall be irrevocable.

(c)           Without limiting the scope of Sunesis’ obligations under Sections 2.1, 2.2(a) above or 5.1(a) above or SARcode’s rights under Section 5.1(b) above, on or promptly after the Effective Date (and no later than five (5) days after the Effective Date), Sunesis shall deliver to SARcode an assignment or assignments substantially in the form of Exhibit 5.1 attached to this Agreement, pursuant to which Sunesis assigns to SARcode all of the Sunesis LFA-1 Patents, which such assignment(s) shall be dated as of the Effective Date and duly executed by an authorized representative of Sunesis.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

6.1           Mutual Representations and Warranties.  Each Party hereby represents and warrants to the other Party that, as of the Effective Date:

(a)           Such Party is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including, without limitation, the right to make the assignments hereunder;

(b)           Such Party has the corporate power and authority, and has obtained all approvals, permits, and consents necessary, to enter into this Agreement and perform its obligations hereunder; and it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

(c)           This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms;

(d)           The execution, delivery and performance of this Agreement by such Party does not conflict with, and would not result in a breach of, any agreement, instrument, or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or any regulation of any court, governmental body, or administrative or other agency having jurisdiction over  such Party; and

(e)           Such Party is not aware of any action, suit, inquiry, or investigation instituted by any Third Party that questions or threatens the validity of this Agreement.

6.2           Representations and Warranties of Sunesis.  Sunesis hereby represents and warrants to SARcode that, as of the Effective Date (except as otherwise noted in an individual representation and warranty):

(a)           except for the rights and licenses granted by Sunesis to SARcode under the License Agreement, Sunesis owns and possesses all right, title, and interest in and to all of the Sunesis LFA-1 Intellectual Property and the LFA-1 Records, including all Patents and other items identified in Exhibits 1.9, 1.16 or 1.17 to this Agreement;

(b)           Immediately prior to the termination of the License Agreement pursuant to Section 3.1 above, and except for the rights and licenses granted by Sunesis to SARcode under the License Agreement: (i) Sunesis owned all right, title and interest in and to all Patents, Know-How and other intellectual property rights licensed to SARcode under the License Agreement; and (ii) other than the Sunesis LFA-1 Intellectual Property, neither Sunesis nor any of its Affiliates owned or Controlled any right or interest in (A) any Patents that contain one or more claims to LFA-1 or any LFA-1 Antagonist or (B) any Know-How known to Sunesis, without a duty to investigate, to relate directly to the development or commercialization of any LFA-1 Antagonist or any Product;

(c)           All of the Patents, Know-How and other intellectual property that was licensed to SARcode pursuant to the License Agreement immediately prior to the termination of such agreement is included in the Sunesis LFA-1 Intellectual Property;

(d)           Neither Sunesis nor any of its Affiliates possess or Control any compounds synthesized by or under the direction or control of Sunesis or any of its Affiliates that are, to Sunesis’ knowledge without duty to investigate, related to LFA-1;

(e)           The Sunesis LFA-1 Intellectual Property is not subject to any Encumbrances, other than the Permitted Encumbrances;

(f)           Sunesis has not assigned, licensed or granted any interest in or rights or options with respect to any of the Sunesis LFA-1 Intellectual Property, other than the rights and licenses granted by Sunesis to SARcode under the License Agreement or rights and licenses granted by Sunesis under the Generally Applicable Sunesis LFA-1 Know-How that are unrelated to Products; and no consents from any other person, corporation, or other business entity are required under any agreements concerning any of the Sunesis LFA-1 Intellectual Property in order for the transfer and assignment of any of the Sunesis LFA-1 Intellectual Property under this Agreement to be legally effective;

(g)           Except as separately disclosed to SARcode in writing, all of Sunesis’ employees, consultants and Third Party contractors that were involved in the discovery, research and/or development activities conducted by or on behalf of Sunesis relating to LFA-1 are and were subject to written obligations: (a)  to assign to Sunesis all inventions and other intellectual property they developed in the course of their employment or engagement by Sunesis, and to cooperate with and assist Sunesis (or its designee) to allow Sunesis to perfect such assignment and apply for, obtain, and maintain appropriate intellectual property registrations with respect to the same; and (b) of confidentiality and non-disclosure at least as protective of SARcode and its Proprietary Information as Article 9 of the License Agreement;

(h)           to Sunesis’ actual knowledge, and without duty to investigate, Sunesis’ practice of the Sunesis LFA-1 Intellectual Property has not infringed, misappropriated or otherwise conflicted with any Patent, trademark, trade secret, copyright or other intellectual property right of any Third Party and there are no actions, suits, investigations, claims or proceedings pending or threatened against Sunesis in any way relating to the Sunesis LFA-1 Intellectual Property;

(i)           to Sunesis’ actual knowledge, and without duty to investigate, no Third Party has infringed, misappropriated, or otherwise conflicted with any of the Sunesis LFA-1 Intellectual Property;

(j)           Sunesis has taken all commercially reasonable actions to maintain and protect the Sunesis LFA-1 Patents and the Know-How and other intellectual property that were licensed to SARcode pursuant to the License Agreement after the execution of the License Agreement, consistent with its obligations and powers thereunder

(k)           to Sunesis’ actual knowledge, and without duty to investigate, all of the issued Patents in the Sunesis LFA-1 Patents are not invalid and not unenforceable, none of the Sunesis LFA-1 Intellectual Property has been misused by Sunesis, and no claim by any Third Party contesting the validity, enforceability, use, or ownership of any of the Sunesis LFA-1 Intellectual Property has been made, is currently outstanding, or is threatened; and

(l)           During the term of the License Agreement, Sunesis did not engage, either alone or with a Third Party, nor authorize any of its Affiliates or any Third Party to engage, in any discovery, research, development or commercialization directed to LFA-1 or any small molecule known to be an LFA-1 Antagonist and Sunesis does not have any present intention to engage, either alone or with or through any Affiliate or Third Party, in any such activity.

6.3           Representations and Warranties of SARcode.  SARcode hereby represents and warrants to Sunesis that, as of the Effective Date:

(a)           to SARcode’s actual knowledge, and without duty to investigate, its practice of the Sunesis LFA-1 Intellectual Property under the License Agreement, has not infringed, misappropriated, or otherwise conflicted with any Patent, trademark, trade secret, copyright, or other intellectual property right of any Third Party;

(b)           SARcode has taken all commercially reasonable actions to maintain and protect the Sunesis LFA-1 Intellectual Property consistent with its obligations and powers under the License Agreement; and

(c)           Other than development milestone 1 and the payment made therefor as described in Section 6.3(a) of the License Agreement, no other development milestone described in Section 6.3(a) of the License Agreement has occurred, and no payment with respect to any other  such development milestone has become due and payable.

6.4           Disclaimer.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR VALIDITY OF ANY PATENTS ISSUED OR PENDING.

ARTICLE 7

CONFIDENTIALITY

7.1           Treatment of Confidential Information.

(a)           Sunesis hereby acknowledges and agrees that, on and from the Effective Date, the Sunesis LFA-1 Intellectual Property and LFA-1 Records shall be confidential information of SARcode (collectively the “LFA-1 Confidential Information”) and Sunesis shall maintain in confidence and shall not use such LFA-1 Confidential Information for any purpose, except that Sunesis may: (i) use the LFA-1 Confidential Information if necessary to fulfill Sunesis’ obligations under this Agreement; (ii) disclose any LFA-1 Confidential Information to its respective directors, officers, employees, contractors, or representatives to whom it is necessary to disclose such confidential information for the purposes of this Agreement; provided that, prior to any such disclosure, such persons are bound by written obligations of confidentiality and non-use with respect to the LFA-1 Confidential Information that are substantially similar in scope and duration to those set forth in this Section 7.1; and (iii) if and to the extent required by Sunesis’ document retention policies, retain one copy of any LFA-1 Records for the purposes of determining Sunesis’ compliance with its obligations under this Agreement and/or the License Agreement; provided that, for clarity, this clause (iii) shall not be construed to limit Sunesis’ ability to retain the original versions of the Mixed Original Records in accordance with Section 2.3 above.  Further, in addition to the ability to use and disclose LFA-1 Confidential Information as described above in this Section 7.1(a), with respect to the Generally Applicable Sunesis LFA-1 Know-How only, Sunesis may: (A) use the Generally Applicable Sunesis LFA-1 Know-How to exercise its rights under Section 2.4(b) of this Agreement; and (B) disclose any Generally Applicable Sunesis LFA-1 Know-How to its collaborators and (sub)licensees in connection with the exercise of Sunesis’ rights and license under Section 2.4(b) of this Agreement; provided that, prior to any such disclosure, such persons are bound by written obligations of confidentiality and non-use with respect to the Generally Applicable Sunesis LFA-1 Know-How that are substantially similar in scope and duration to those set forth in this Section 7.1

(b)           The obligations of the Sunesis under this Section 7.1 not to disclose or use the LFA-1 Confidential Information shall not, however, apply to the extent that Sunesis can prove that any such information, data, or materials: (i) are or become generally available to the public, or otherwise part of the public domain, other than by acts or omissions of Sunesis in breach of this Agreement or any surviving obligations of Sunesis under the License Agreement;  or (ii) is subsequently and independently developed by or for the Sunesis without use of or reference to the Proprietary Information (as defined in the License Agreement) of SARcode or any of the LFA-1 Confidential Information.  Sunesis acknowledges and agrees that it shall not be relieved of its obligations of non-disclosure and non-use under this Agreement or any surviving provisions of the License Agreement on the basis that any of the LFA-1 Confidential Information was in the possession of Sunesis prior to the Effective Date.

7.2           Nondisclosure of Terms; Press Release.  Each Party agrees not to disclose to any Third Party the terms of this Agreement without the prior written consent of the other Party hereto, except each Party may disclose the terms of this Agreement:  (a) to advisors (including financial advisors, attorneys and accountants), actual or potential acquisition partners or private investors, and others on a need-to-know basis, in each case under appropriate confidentiality obligations; or (b) to the extent necessary to comply with applicable laws and court orders (including securities laws, regulations or guidances); provided that in the case of paragraph (b), the disclosing Party shall promptly notify the other Party and (other than in the case where such disclosure is necessary, in the reasonable opinion of the disclosing Party’s legal counsel, to comply with securities laws, regulations or guidances) allow the other Party a reasonable opportunity to oppose with the body initiating the process and, to the extent allowable by law, to seek limitations on the portion of the Agreement that is required to be disclosed.  Notwithstanding the foregoing, the Parties shall  mutually agree upon the text of a press release to announce the execution of this Agreement and, following the issuance of such press release, SARcode and Sunesis may each disclose to Third Parties the information contained in such press release without the need for further approval by the other.

ARTICLE 8

MISCELLANEOUS

8.1           Governing Law; Venue.  This Agreement shall be governed by, and construed in accordance with the laws of the State of California, as if entered into by California residents and executed and wholly performed within the State of California.  Any dispute as to the performance, enforcement, validity, or interpretation of this Agreement shall be brought only in a federal court of competent jurisdiction (or a state court if no federal court has jurisdiction) located in the Northern District of California, and the Parties hereby submit to the exclusive jurisdiction and venue of such courts.

8.2           Entire Agreement.  This Agreement (including all exhibits attached hereto) and the Promissory Notes (as specifically amended and restated by this Agreement) contain the entire agreement between the Parties with respect to the subject matter hereof and supersede any and all prior and contemporaneous express and implied, agreements, understandings, and representations, either written or oral, which may have related to the subject matter hereof in any way; it being understood that nothing in this Section 8.2 is intended to limit the terms of Section 3.1 above with respect to the survival of the provisions of the License Agreement specifically identified in such sections.

8.3           Assignment.  This Agreement may not be assigned or otherwise transferred, by either Party without the consent of the other Party; provided, however, that either Party may, without such consent from the other Party, assign this Agreement and its rights and obligations hereunder to an Affiliate or in connection with the transfer or sale of all or substantially all of its assets or business, or in the event of its merger or consolidation or change in control or similar transaction.  Any permitted assignee shall assume all obligations of its assignor under this Agreement.  Without limiting the preceding sentence, Sunesis shall ensure that any assignee or licensee of a Patent described in Section 2.4(a) above is notified in writing of the terms of Section 2.4(a) and agrees in writing to be bound by the terms of such provision, unless and to the extent that Sunesis’ failure to provide such notice and/or of any assignee or licensee to so agree would not limit or otherwise affect SARcode’s ability to exercise such license.  Any purported assignment by a Party in violation of this Agreement shall be void.  For the avoidance of doubt, it is understood that nothing in this Section 8.3 or any other provision of this Agreement shall limit or otherwise restrict SARcode’s ability to freely assign or otherwise transfer any of the Transferred Assets; provided that to the extent such Transferred Assets include the Generally Applicable Sunesis LFA-1 Know-How, such assignee or transferee is notified in writing of the terms of Section 2.4(b) and agrees in writing to be bound by the terms of such provision, unless and to the extent that SARcode’s failure to provide such notice and/or of any assignee or transferee to so agree would not limit or otherwise affect Sunesis’ability to exercise its license under Section 2.4(b).  This Agreement shall be binding upon, and inure to the benefit of, each Party, its successors and permitted assigns.

8.4           Indemnity.

(a)           Indemnification by Sunesis.  Unless otherwise provided herein, Sunesis agrees to indemnify, hold harmless, and defend SARcode and its directors, officers, employees, and agents from and against any and all Third Party suits, claims, actions, or demands (“Claims”), and any liabilities, expenses and/or losses incurred as a direct result of same, including reasonable legal expenses and attorneys’ fees (collectively, “Losses”), to the extent arising out of or attributable to any of the following:

(i)                 a breach by Sunesis of a representation, warranty, or covenant made or undertaken by Sunesis under this Agreement;

(ii)                 Sunesis’ practice of the license granted by SARcode to Sunesis pursuant to Section 2.4(b) of this Agreement; or

(iii)                 the negligence, recklessness or willful misconduct of Sunesis, any of its Affiliates, or any of their respective employees or agents.

Such indemnity shall not apply if SARcode fails to comply with the indemnification procedures set forth in Section 8.4(c) hereof or to the extent that a Claim or Loss was the result of: (A) a breach by SARcode of a representation, warranty, or covenant made or undertaken by SARcode under this Agreement; (B) the negligence, recklessness or willful misconduct of SARcode, any of its Affiliates, or any of their respective employees or agents or (C) a matter in respect of which Sunesis is entitled to indemnification under the surviving provisions of the License Agreement.

(b)           Indemnification by SARcode.  Unless otherwise provided herein, SARcode agrees to indemnify, hold harmless, and defend Sunesis and its directors, officers, employees, and agents from and against any and all Claims and Losses, to the extent arising out of or attributable to any of the following:

(i)                 a breach by SARcode of a representation, warranty, or covenant made or undertaken by SARcode under this Agreement;

(ii)                 SARcode’s practice of the license granted by Sunesis to SARcode pursuant to Section 2.4(a) of this Agreement;

(iii)                 the negligence, recklessness or willful misconduct of SARcode, any of its Affiliates, or any of their respective employees or agents;

(iv)                 SARcode’s practice of the license granted by Sunesis to SARcode pursuant to Article 2 of the License Agreement during the term of such agreement; or

(v)                 SARcode’s use or operation of the Transferred Assets at any time on or after the Effective Date.

Such indemnity shall not apply if Sunesis fails to comply with the indemnification procedures set forth in Section 8.4(c) hereof or to the extent that a Claim or Loss was the result of: (A) a breach by Sunesis of a representation, warranty, or covenant made or undertaken by Sunesis under this Agreement; (B) the negligence, recklessness or willful misconduct of Sunesis, any of its Affiliates, or any of their respective employees or agents; or (C) a matter in respect of which SARcode is entitled to indemnification under the surviving provisions of the License Agreement.

(c)           Control of Defense.  Any entity entitled to indemnification under this Section 8.4 shall give written notice to the indemnifying party of any Claim or Loss that may be subject to indemnification, promptly after learning of such Claim or Loss (provided that any failure to so notify the indemnifying party shall only limit the indemnified party’s rights under this Section 8.4 to the extent that the indemnifying party is materially prejudiced by such failure), and the indemnifying party shall assume the defense of the applicable Claim with counsel reasonably satisfactory to the indemnified party.  The indemnified party shall cooperate with the indemnifying party in such defense.  The indemnified party may, at its option and expense, be represented by counsel of its choice in any action or proceeding with respect to any such Claim or Loss.  The indemnifying party shall not be liable for any litigation or other costs or expenses incurred by the indemnified party without the indemnifying party’s written consent.  The indemnifying party shall not settle any Claim or Loss if such settlement: (i) does not fully and unconditionally release the indemnified party from all liability relating thereto; or (ii) adversely impacts the rights granted to the indemnified party under this Agreement, unless the indemnified party otherwise agrees in writing.

8.5           Waiver; Amendment.  Except as otherwise expressly provided in this Agreement, any term of this Agreement may be waived only by a written instrument executed by a duly authorized representative of the Party waiving compliance.  The delay or failure of any Party at any time to require performance of any provision of this Agreement shall in no manner affect such Party’s rights at a later time to enforce the same.   No alteration, amendment, change, or addition to this Agreement will be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

8.6           Notices.  Any notice required or permitted to be given under this Agreement must be in writing, must specifically refer to this Agreement, and will be deemed to have been sufficiently given for all purposes if delivered personally or by facsimile (receipt verified and a copy promptly sent by personal delivery, U.S. first class mail or express courier providing evidence of receipt, postage prepaid (where applicable)), or by U.S. first class mail or express courier providing evidence of receipt, postage prepaid (where applicable), at the following address or facsimile number for a Party (or such other address or facsimile number for a Party as may be specified by like notice):

For Sunesis:	Sunesis Pharmaceuticals, Inc.
395 Oyster Point Boulevard, Suite 400
South San Francisco, CA 94080
Fax: (650) 266-3505
Attn: General Counsel

For SARcode:	SARcode Corporation
343 Sansome Street, Suite 505
San Francisco, CA 94104
Fax: (415) 217-8887
Attention: Chief Executive Officer

With a Copy to:	Wilson, Sonsini, Goodrich & Rosati, PC
650 Page Mill Road
Palo Alto, CA 94304
Attention: Kenneth A. Clark
Facsimile: (650) 493-6811
Phone: (650) 493-9300

8.7           No Strict Construction.  This Agreement has been prepared jointly and will not be strictly construed against either Party.

8.8           Severability.   If one (1) or more provisions of this Agreement or any surviving provision of the License Agreement is held to be invalid, illegal or unenforceable, the Parties shall substitute, by mutual consent, valid provisions for such invalid, illegal or unenforceable provisions which valid provisions are, in their economic effect, sufficiently similar to the invalid provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such provisions.  In the event that such provisions cannot be agreed upon, the invalidity, illegality or unenforceability of one (1) or more provisions of this Agreement or any surviving provision of the License Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without such invalid provisions.

8.9           Interpretation.  The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to affect its meaning or interpretation.  In this Agreement: (a) the word “including” (including any variations such as “includes”) shall be deemed to be followed by the phrase “without limitation” or like expression; (b) the singular shall include the plural and vice versa; and (c) masculine, feminine, and neuter pronouns and expressions shall be interchangeable.

8.10           Further Actions.  Each Party agrees to execute, acknowledge, and deliver any further instruments, and to do all other acts, as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

8.11           Independent Contractors.  The relationship between SARcode and Sunesis created by this Agreement is one of independent contractors and shall not constitute or be deemed to constitute a partnership, joint venture, agency, or other fiduciary relationship.  Neither Party shall have the authority to make any statements, representations, or commitments of any kind, or to take any action, that shall be binding on the other Party, without the prior written consent of the other Party to do so.

8.12           Use of Name.  Except as may be permitted pursuant to Section 7.2 of this Agreement, no right, express or implied, is granted to either Party by this Agreement to use in any manner any trademark, trade name, or logo of the other Party, including the names “Sunesis” and “SARcode,” without the prior written consent of the owning Party.

8.13           Limitation of Liability.  IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER HEREUNDER FOR INDIRECT, CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR SPECIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOST PROFITS, ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.  NOTHING IN THIS SECTION IS INTENDED TO LIMIT EITHER PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 8.4 TO THE EXTENT A THIRD PARTY RECOVERS ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR SPECIAL DAMAGES FROM AN INDEMNIFIED PARTY.

8.14           Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Remainder of this page intentionally left blank; signature page follows]

In Witness Whereof, the Parties have executed this Intellectual Property Assignment and License Termination Agreement as of the Effective Date.

Sunesis Pharmaceuticals, Inc.		SARcode Corporation

By:	/s/ Eric Bjerkholt	By:	/s/ Tom Gadek

Print Name:	Eric Bjerkholt	Print Name:	Tom Gadek

Title:	Sr. VP & CFO	Title:	CEO

EXHIBIT 1.7

LFA-1 Antagonist Criteria

An LFA-1 Antagonist must have at least two of the three properties below in either the presence or absence of serum.

< 250 nM IC50 in LFA-1/ICAM-1 Elisa

< 250 nM IC50 in Hut78 cell adhesion to ICAM-1 coated plate

< 250 nM IC50 in Mixed Lymphocyte Response  assay of Lymphocyte proliferation

These assay protocols are as described in the Sunesis patent application no. WO 2005/044817 A1, pages 145-150.

EXHIBIT 1.9

LFA-1 Records

The Sunesis LFA-1 Records include the following:

1.           Documents created during the normal course of discovery research and filed on the Sunesis’ electronic server or otherwise included in Sunesis’ corporate or research records pertaining to or embodying any of the Sunesis LFA-1 Know-How and/or Sunesis LFA-1 Patents and falling into the following categories:

(a)           Meeting agendas and minutes;

(b)           In Vitro assay data;

(c)           Biology protocols;

(d)           Chemistry;

(e)           Literature;

(f)           Chemistry structure activity relationship data;

(g)           Project reports;

(h)           Pharmacology data;

(i)           Company presentations;

(j)           Project management historical files;

(k)           Manuscripts;

2.           Excel Spreadsheet(s) representing a complete download of data related to the Sunesis LFA-1 Know-How from Sunesis’ corporate database known internally at Sunesis as RS3;

3.           Laboratory notebooks which contain data related to the Sunesis LFA-1 Know-How and/or Sunesis LFA-1 Patents;

4.           Electronic files representing spectral data for compounds referenced in RS3; and

5.           Sunesis’ legal records pertaining to or embodying any of the Sunesis LFA-1 Patents and/or Sunesis LFA-1 Know-How, including file histories of Sunesis LFA-1 Patents and additional relevant documents.

EXHIBIT 1.16

Sunesis LFA-1 Know-How

The Sunesis LFA-1 Know-How includes the following Know-How, copies and/or embodiments of some of which may have been provided to SARcode during the term of the License Agreement:

1.           Documents Related to the LFA-1 Program

(a)           Reports and data from Sunesis’ internal research activities (including, reports and data relating to  chemical compound synthesis, chemical compound purification, building block synthesis, pharmacology; pharmacokinetics, toxicology, etc.);

(b)          Reports and data from contract research organizations (“CROs”) performing research work for Sunesis ( chemical compound synthesis,  chemical compound purification, building block synthesis, pharmacology, pharmacokinetics, toxicology, etc.);

(c)           Documents and presentations assembled for meetings with other potential licensees;

(d)          Complete prosecution files for the Sunesis LFA-1 Patents;

(e)           Key LFA compounds (where samples exist); and

(f)           Intermediates.

2.           Proprietary Biological Reagents for Assays and Experiments

(a)           All standard operating procedures (“SOPs”) for biological assays and experiments;

(b)          SOPs for LCMS detection;

(c)           Formulations for in vivo testing;

(d)          Pharmacokinetic evaluation in rat and other species from Sunesis and CROs;

(e)           Experimental protocols for the synthesis of compounds at Sunesis and CROs;

(f)           HPLC methods for preparative purification of synthetic compounds;

(g)          Electronic databases correlating compound structure, synthesis, date of synthesis and purification, biological activity in binding assay(s), cell based assays, pharmacokinetic evaluation in vivo, in vitro metabolism, serum protein binding, etc.;

(h)          Electronic and paper files regarding the pharmacokinetic evaluation of compounds;

(i)           Electronic and paper files and data on the stability and formulation of compounds;

(j)           Electronic and paper files and data on the activity of compounds in whole human blood;

(k)          Electronic and paper files and data on LFA-1 Binding assays, affinity, pharmacokinetics and pharmacodynamics;

(l)           Electronic and paper files and plans on LFA-1 antagonist preclinical development, clinical development; and

(m)         Copies of Sunesis program presentations to staff, management and consultants

EXHIBIT 1.17

Sunesis LFA-1 Patents

Country	Appln No.	Filed	Publn No.	Published	Patent No.	Granted	Status
US	60/372,672	15-Apr-02					Expired
US	60/390,527	21-Jun-02					Expired
US	60/462,640	14-Apr-03					Expired
US	60/517,535	5-Nov-03					Expired
US	60/560,517	8-Apr-04					Expired
US	10/982,463	5-Nov-04	2005-0267098	1-Dec-05	7,314,938	1-Jan-08	Granted
US	11/978,388	29-Oct-07	2008-0176896	24-Jul-08			Pending
US	11/934,049	1-Nov-07	2008-0182839	31-Jul-08			Pending
PCT	PCT/US04/36942	5-Nov-04	WO 2005/044817	19-May-05			Nat'l Phase
Australia	2004287875	5-Nov-04					Pending
Canada	2,544,678	5-Nov-04					Pending
China	0480039802.8	5-Nov-04	1902195A	24-Jan-07			Pending
EPO	04810406.1	5-Nov-04	1682537	26-Jul-06			Pending
Hong Kong	07102904.4	19-Mar-07	1095815	18-May-07			Pending
India	1233/KOLNP	5-Nov-04					Pending
Japan	06-539668	5-Nov-04	2007-513081	24-May-07			Pending

EXHIBIT 3.2

Form of Amended and Restated Promissory Note

EXHIBIT 5.1

Form of Assignment

PATENT ASSIGNMENT	Docket Number [__________]
WHEREAS, Sunesis  Pharmaceuticals, Inc., a Delaware corporation (hereinafter “Assignor”), owns the patents and applications set forth on Annex A hereto;

WHEREAS, SARcode Corporation, a Delaware corporation, having a place of business at 343 Sansome Street, Suite 505, San Francisco, CA 94104, (hereinafter “Assignee”) and Assignor are parties to that certain Intellectual Property Assignment and License Termination Agreement dated as of March 6, 2009 (the “Acquisition Agreement”), pursuant to which Assignor has agreed to assign, and Assignee has agreed to acquire, all the right, title and interest in and to the patents and patent applications set forth on Annex A, and all patents and patent applications filed by Assignee claiming any Sunesis LFA-1 Know-How and/or any other Sunesis LFA-1 Intellectual Property (as such capitalized terms are defined in the Acquisition Agreement) together with all additions, divisions, continuations, continuations-in-part, substitutions, reissues, re-examinations, extensions, registrations, patent term extensions, supplemental protection certificates, renewals, and the like with respect to any of the foregoing (collectively, the “Patents”).

NOW, THEREFORE, in consideration of good and valuable consideration acknowledged by said Assignor to have been received in full from said Assignee:

1.           Said Assignor does hereby sell, assign, transfer and convey unto said Assignee its entire right, title and interest (a) in and to said Patents, including the right to claim priority to said Patents, and including all Patents filed in the United States and corresponding non-United States Patent(s), including those filed under the Paris Convention for the Protection of Industrial Property, The Patent Cooperation Treaty, or otherwise; (b) in and to any and all Patent(s) granted on applications in the Patents in the United States, in any foreign country, or under any international convention, agreement, protocol, or treaty, including each and every application filed and any and all Patent(s) granted on any application which is a divisional, substitution, continuation, or continuation-in-part of any of Patent; and (c) in and to each and every reissue, reexamination, or extensions of any of said Patent(s).

2.           Assignor hereby covenants and agrees to provide to Assignee, and/or its designee, as reasonably requested by Assignee and at Assignee’s expense (including reasonable attorney’s fees and other reasonable legal expenses), full cooperation and assistance (including the execution and delivery of any and all affidavits, declarations, oaths, exhibits, assignments, powers of attorney, or other documentation as may be reasonably required): (i) in order to allow Assignee to apply for, register, obtain, maintain, defend, and enforce the Patents and/or its rights therein, in any and all countries; (ii) in connection with the prosecution or defense of any interference, opposition, re-examination, reissue, infringement, declaratory judgment, or other judicial or legal administrative proceedings that may arise in connection with any such Patents (including the validity and/or enforceability thereof) (including testifying as to any facts, production of any documents, responses to any requests or demands relating to any such Patents); and/or (iii) in order to perfect the delivery, assignment, and conveyance to Assignee, its successors, assigns, and nominees, of the entire right, title, and interest in and to any and all Patents.

3.           Without limiting Section 2 above, Assignor agrees that, if Assignee (and/or its designee) is unable to secure the signature of Assignor, or any of its relevant current or former employees and/or contractors after using reasonable efforts to do so (including providing written notice to Assignor or such employee or contractor, as applicable), that Assignee may deem reasonably necessary or useful in order to allow Assignee to apply for, register, obtain, maintain, defend, and enforce the Patents and/or its rights therein or to conduct any of the other activities described in Section 2 above, then Assignor hereby irrevocably designates and appoints Assignee and its duly authorized officers and agents as Assignor’s agent and attorney-in-fact, to act for and on Assignor’s behalf to execute and file any papers and oaths and to do all other lawfully permitted acts with respect to such rights (including the authority to exercise any grant of agency or power of attorney that Assignor may hold or have been granted, including by Assignor’s relevant current or former employees and/or contractors) to further the prosecution, issuance, maintenance and enforcement of such Patents with the same legal force and effect as if executed by Assignor or such employee or contractor, as applicable. This power of attorney shall be deemed coupled with an interest, and shall be irrevocable.

4.           The terms and covenants of this assignment shall inure to the benefit of said Assignee, its successors, assigns and other legal representatives, and shall be binding upon the Assignor, its successors, assigns and other legal representatives.

5.           Said Assignor hereby warrants and represents that the Assignor has not entered and will not enter into any assignment, contract, or understanding in conflict herewith.

6.           Said Assignor hereby requests that any Patent(s) issuing in the United States, foreign countries, or under any international convention, agreement, protocol, or treaty, be issued in the name of the Assignee, or its successors and assigns, for the sole use of said Assignee, its successors, legal representatives and assigns.

IN WITNESS WHEREOF, said Assignor has executed and delivered this instrument to said Assignee as of the date written below.

SUNESIS PHARMACEUTICALS, INC.

Date:	By:
Name:
Title:

RECEIVED AND AGREED TO BY SARCODE CORPORATION:

Date:	By:
Name:
Title:

ANNEX A

Country	Appln No.	Filed	Publn No.	Published	Patent No.	Granted	Status
US	60/372,672	15-Apr-02					Expired
US	60/390,527	21-Jun-02					Expired
US	60/462,640	14-Apr-03					Expired
US	60/517,535	5-Nov-03					Expired
US	60/560,517	8-Apr-04					Expired
US	10/982,463	5-Nov-04	2005-0267098	1-Dec-05	7,314,938	1-Jan-08	Granted
US	11/978,388	29-Oct-07	2008-0176896	24-Jul-08			Pending
US	11/934,049	1-Nov-07	2008-0182839	31-Jul-08			Pending
PCT	PCT/US04/36942	5-Nov-04	WO 2005/044817	19-May-05			Nat'l Phase
Australia	2004287875	5-Nov-04					Pending
Canada	2,544,678	5-Nov-04					Pending
China	0480039802.8	5-Nov-04	1902195A	24-Jan-07			Pending
EPO	04810406.1	5-Nov-04	1682537	26-Jul-06			Pending
Hong Kong	07102904.4	19-Mar-07	1095815	18-May-07			Pending
India	1233/KOLNP	5-Nov-04					Pending
Japan	06-539668	5-Nov-04	2007-513081	24-May-07			Pending